PROMISSORY NOTE

Principal Amount: USD$25,000	April 30, 2016

For value received Nogales Resources Corp., (the “Borrower”) promises to pay on demand to the order of John Gong (the “Lender”) the sum of $25,000 lawful money of United States (the “Principal Sum”) together with interest on the Principal Sum from April 30, 2016 (“Effective Date”) both before and after maturity, default and judgment at the Interest Rate as defined below.

For the purposes of this promissory note, Interest Rate means 6 per cent per year. Interest at the Interest Rate must be calculated and compounded monthly not in advance from and including the Effective Date (for an effective rate of 6.2% per annum calculated monthly), and is payable together with the Principal Sum when the Principal Sum is repaid.

The Borrower may repay the Principal Sum and the Interest in whole or in part at any time.

The Borrower waives presentment, protest, notice of protest and notice of dishonour of this promissory note.

BORROWER

Nogales Resources Corp.

Per: /s/ Lei Yang

Lei Yang, President, CEO, CFO